Exhibit 3.2

SECOND AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF BLUEGREEN CORPORATION

(a Massachusetts corporation)

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF BLUEGREEN CORPORATION (this “Second Amendment”), a Massachusetts corporation, is made as of this 17th day of November, 2010 by the Board of Directors of Bluegreen Corporation (“Bluegreen”).

WITNESSETH

WHEREAS, the Board adopted the Amended and Restated Bylaws of Bluegreen as of October 14, 2002 (the “Bylaws”);

WHEREAS, the Amended and Restated Bylaws may be altered, amended or added to at any duly called meeting of the Board by a majority vote of such Board;

WHEREAS, on September 19, 2007, the Board amended the Bylaws to provide for the issuance of uncertificated shares as required by the rules of the New York Stock Exchange and approved by the Securities and Exchange Commission;

WHEREAS, as permitted by Section 8.06(b) of Chapter 156D of the General Laws of the Commonwealth of Massachusetts, the Bylaws currently provide for the Board to be divided into three classes of directors serving staggered terms of three years each;

WHEREAS, the Board determined that it was advisable and in the best interests of Bluegreen and its stockholders that (i) Bluegreen be exempted from the provisions of Section 8.06(b) of Chapter 156D of the General Laws of the Commonwealth of Massachusetts and (ii) as permitted by Section 8.05 of Chapter 156D of the General Laws of the Commonwealth of Massachusetts, the Bylaws be amended to provide that each director hereafter elected or appointed to the Board shall serve for a term expiring at Bluegreen’s next annual meeting of stockholders; provided, however, that such amendment shall not impact the terms of Bluegreen’s incumbent directors as of the date hereof; and

WHEREAS, in connection with the previous recital, the Board approved and adopted the following Second Amendment to the Bylaws at a duly called meeting of the Board held on November 17, 2010.

NOW, THEREFORE, as approved by the Board, Bluegreen is hereby exempted from the provisions of Section 8.06(b) of Chapter 156D of the General Laws of the Commonwealth of Massachusetts and the Bylaws are hereby amended as follows:

1. Article II, Section 2 is hereby deleted in its entirety and replaced with the following:

Section 2. Term. Effective November 17, 2010, each director elected to the board shall hold office for a term expiring at the corporation’s next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. Notwithstanding the foregoing, the terms of the corporation’s incumbent directors as of November 17, 2010 shall remain unchanged, with such directors classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible: the term of office of those of the first class to continue until the corporation’s annual meeting of stockholders to be held in 2010; the term of office of those of the second class to continue until the corporation’s annual meeting of stockholders to be held in 2011; and the term of office of those of the third class to continue until the corporation’s annual meeting of stockholders to be held in 2012; and, in the case of each such class of directors, until their successors are duly elected and qualified. Following the corporation’s annual meeting of stockholders to be held in 2012, the board will no longer be divided into classes of directors serving staggered terms, but rather the term of each director will expire at the corporation’s next annual meeting of stockholders.

2. Article II, Section 5 is hereby deleted in its entirety and replaced with the following:

Section 5. Vacancies. Vacancies and newly created directorships, whether resulting from an increase in the size of the board, from the death, resignation, disqualification or removal of a director or otherwise, shall be filled solely by the affirmative vote of a majority of directors then in office, even though less than a quorum of the board. Effective November 17, 2010, any director appointed to the board in accordance with this Section 5 shall hold office for a term expiring at the corporation’s next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified.

3. Except as amended and modified herein, the Bylaws (as previously amended on September 19, 2007) shall remain unchanged and in full force and effect.

I hereby certify that the foregoing was adopted and approved as the Second Amendment to the Amended and Restated Bylaws of Bluegreen Corporation at a duly called meeting of the Board held on November 17, 2010.

BLUEGREEN CORPORATION

By:	/s/ Anthony M. Puleo
Anthony M. Puleo, Secretary